Exhibit 10.6

OPERATIONS AND MAINTENANCE AGREEMENT
Between
Piñon Gathering Company, LLC
And
SandRidge Midstream, Inc.

i

ii

EXHIBITS:
     EXHIBIT A — DUTIES AND RESPONSIBILITIES OF OPERATOR
     EXHIBIT B — FORM OF MONTHLY OPERATING AND FINANCIAL REPORT

iii

OPERATIONS AND MAINTENANCE AGREEMENT
     This OPERATIONS AND MAINTENANCE AGREEMENT dated June 30, 2009 (the “Effective Date”), is made and entered into by and between Piñon Gathering Company, LLC, a Delaware limited liability company (“Owner”), with offices at 333 Clay Street, Suite 4150, Houston, Texas 77002, and SandRidge Midstream, Inc., a Texas corporation (“Operator”), with offices at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.
RECITALS
     A. Pursuant to that certain Membership Interest Purchase Agreement between Operator and TCW Pecos Midstream, L.L.C., a Texas limited liability company (“TCW Pecos Midstream”) dated as of even date herewith (the “Membership Interest Purchase Agreement”), TCW Pecos Midstream has purchased from Operator all issued and outstanding membership interests in Owner, which owns the Gathering System (as hereinafter defined).
     B. Owner wishes to retain Operator to maintain and operate the Gathering System and advance the commercial interests of Owner through the negotiation and execution of agreements relative to the commercial offerings provided by Owner, as well as administering the business and regulatory affairs of Owner relating to the Gathering System, all in accordance with the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, Operator and Owner hereby agree as follows:
ARTICLE I
DEFINITIONS
     Except as otherwise defined in this Article I, capitalized terms used in this Agreement shall have the meanings assigned to them in the Gathering Agreement.
     “Adjustment Claims” shall have the meaning set forth in Section 6.5.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities or interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Agreement” means this Operations and Maintenance Agreement (including all exhibits), as amended from time to time in accordance with the terms hereof.
     “Audit Costs” shall have the meaning set forth in Section 6.5.

     “Business Day” means any calendar day, other than a Saturday or Sunday, on which commercial banks in Dallas, Texas are open for business.
     “Calendar Year” means the time period from January 1 through December 31 of the same calendar year.
     “Capital Project” means any capital expenditure to repair, maintain, construct, expand, or modify the Gathering System.
     “Capital Project Proposal” shall have the meaning set forth in Section 4.1.6.
     “Claim” means any lawsuit, claim, proceeding, investigation, review, audit or other cause of action of any kind.
     “Company Conveyance” means that certain Assignment of Membership Interests dated as of June 30, 2009, between Operator and TCW Pecos Midstream, together with all amendments, modifications or waivers thereto.
     “Confidentiality and Disclosure Agreement” means that certain Confidentiality and Disclosure Agreement dated as of June 30, 2009, between SandRidge Energy, Inc., TCW Asset Management Company, and Piñon Gathering Company, LLC, together with all amendments, modifications or waivers thereto.
     “Constituent of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, solid waste, pollutant or contaminant by an Environmental Law.
     “Dedicated Gas” shall have the meaning ascribed to such term in the Gathering Agreement.
     “Effective Date” shall have the meaning set forth in the preamble to this Agreement.
     “Emergency” means a sudden or unexpected event that causes, or risks causing, imminent material damage to the Gathering System, death or injury to any Person, or material damage to property or the environment.
     “Emergency Work” shall have the meaning set forth in Section 4.1.7.
     “Enterprise Gathering Agreement” means that certain Gas Gathering Agreement dated as of June 26, 2009, between Enterprise Products Operating, LLC and Operator, together with all amendments, modifications or waivers thereto.
     “Environmental Law” means all applicable Laws and Environmental Permits of any Governmental Authority relating to the environment, natural resources, or the protection thereof, including, without limitation: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq. the Federal Clean Water Act, the Federal

Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any applicable Law relating to health, safety, the environment, natural resources or the protection thereof, each as amended from time to time, including any regulations promulgated pursuant thereto, and any state or local counterparts.
     “Environmental Permits” all permits, licenses, registrations, authorizations, certificates and approvals, and any other similar items, of Governmental Authorities required by Environmental Laws and necessary for or held in connection with the ownership and/or operation the Gathering System or any of the transactions contemplated hereby.
     “Force Majeure” means any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including, without limitation, acts of God, acts, omissions to act, and/or delays in action of federal, state, or local government or any agency thereof, strikes, lockouts, work stoppages, or other industrial disturbances, acts of a public enemy, sabotage, wars, blockades, insurrections, riots, acts of terror, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods, washouts, extreme cold or freezing weather, arrests and restraints of governments and people, civil or criminal disturbances, interruptions by governmental or court orders, present and future valid orders of any regulatory body having jurisdiction, explosions, mechanical failures, breakage, or accident to equipment installations, machinery, compressors, or lines of pipe, and associated repairs, freezing of wells or lines of pipe, partial or entire failure of wells, pipes, facilities, or equipment, electric power unavailability or shortages, failure of pipelines or carriers to transport, partial or entire failure or refusal of operators of upstream or downstream pipelines or facilities to receive gas, governmental regulations, and inability to obtain or timely obtain, or obtain at a reasonable cost, after exercise of reasonable diligence, pipe, materials, equipment, rights-of-way, servitudes, governmental approvals, or labor, including those necessary for the facilities provided for in this Agreement.
     “GAAP” means generally accepted accounting principles, consistently applied.
     “Gathering Agreement” means that certain Gas Gathering Agreement dated as of even date herewith by and between SandRidge Exploration and Production, LLC, as “Shipper,” and Owner, as “Gatherer,” as amended, restated or otherwise modified from time to time.
     “Gathering System” shall have the meaning ascribed to such term in the Gathering Agreement.
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body with jurisdiction over the Parties, this Agreement, any of the transactions contemplated hereby or the Gathering System.
     “Guaranty Agreements” means, collectively, that certain (a) Guaranty Agreement dated as of June 30, 2009, by SandRidge Energy, Inc. in favor of TCW Pecos Midstream, (b) Guaranty

Agreement dated as of June 30, 2009, by SandRidge Energy, Inc. in favor of Owner, (c) Guaranty Agreement dated as of June 30, 2009, by SandRidge Exploration and Production, LLC in favor of Owner, and (d) Guaranty Agreement dated as of June 30, 2009, by Operator in favor of Owner, in each case, together with all amendments, modifications or waivers thereto.
     “Intercompany Conveyance” means that certain Assignment, Bill of Sale and Conveyance dated as of June 30, 2009, between Operator and Owner, together with all amendments, modifications or waivers thereto.
     “Law” means any statute, writ, law, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, or any requirement under the common law.
     “LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Piñon Gathering Company, LLC, together with all amendments, modifications or waivers thereto.
     “Liability Claim” means a Claim arising out of the administration, operation, or maintenance of the Gathering System, or arising out of or incidental to the activities carried on or work performed or required by this Agreement.
     “Loss” means any loss, cost, expense, liability, damage, sanction, judgment, lien, fine, or penalty, including reasonable attorney’s and consultant’s fees and expenses, incurred, suffered or paid by, or resulting to, the applicable indemnified Persons on account of (i) injuries (including death) to any Person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the indemnifying Party has indemnified the applicable indemnified Persons, (ii) any failure of any representation or warranty made by Operator in this Agreement to be true and correct when made, or (iii) the breach of any covenant or agreement made or to be performed by the indemnifying Party pursuant to this Agreement.
     “Material Overpayment” shall have the meaning set forth in Section 6.5.
     “Membership Interest Purchase Agreement” shall have the meaning set forth in the first recital of this Agreement.
     “Operator” shall have the meaning set forth in the preamble to this Agreement.
     “Operator Change of Control” means the occurrence of an event where upon (i) at least seventy-five percent (75%) of the equity interests in Operator and (ii) at least seventy-five percent (75%) of the monthly volumes of Dedicated Gas projected to be produced during the period extending from the date of calculation to the estimated date of the Trigger Event shall cease to be owned, directly or indirectly, by the same Person.
     “Operator Indemnified Parties” means, collectively, Operator, its successors and permitted assigns, and their respective Affiliates, shareholders, members, partners, officers, directors, employees, and agents.

     “Operator Parties” means, collectively, Operator, Operator’s Affiliates, and their respective successors and assigns; “Operator Party” means any such Person individually.
     “Owner” shall have the meaning set forth in the preamble to this Agreement.
     “Owner Indemnified Parties” means, collectively, Owner, its successors and permitted assigns, and their respective Affiliates, shareholders, members, partners, officers, directors, employees, and agents.
     “Owner Operating Expense Account” means the bank account designed by Owner as its operating expense account.
     “Owner Revenue Account” means the bank account designed by Owner as its revenue account.
     “Party” means either Owner or Operator, as applicable, and “Parties” means both Owner and Operator.
     “Person” means an individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Preventing Factors” shall have the meaning set forth in Section 6.3.1.
     “Proposed Operating Expense Budget” means, with respect to each period, the Proposed Operating Expense Budget established pursuant to the Gathering Agreement for such period.
     “Shipper” shall have the meaning set forth in the Gathering Agreement.
     “Subject Gathering Agreements” means, collectively, the Gathering Agreement, the Enterprise Gathering Agreement and any gathering agreements entered into in accordance with Section 4.1.9.
     “Tax” or “Taxes” means any (i) federal, state, provincial, county, local or foreign taxes, charges, fees, levies or other assessments, including all sales and use, goods and services, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes or charges imposed by any Governmental Authority, and including any interest and penalties (civil or criminal) on or additions to any such taxes, but expressly excluding any income tax or tax based on income, such as, without limitation, the franchise tax set forth in V.T.C.A. Tax Code Section 171.0001 et. seq., as the same may be amended or recodified from time to time, and (ii) liability for items in (i) of any other Person by contract, operation of Law (including Treasury Regulation 1.1502-6) or otherwise.

     “Tax Returns” means any return, report, election, declaration, statement, notice, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or any income tax or tax based on income, such as, without limitation, the franchise tax set forth in V.T.C.A. Tax Code Section 171.0001 et. seq., as the same may be amended or recodified from time to time, or the administration of any laws, regulations or administrative requirements relating to any Taxes or any amendment thereof.
     “Transaction Documents” means, collectively, this Agreement, the Gathering Agreement, the Membership Interest Purchase Agreement, the Intercompany Conveyance, the Company Conveyance, the Guaranty Agreements, the Confidentiality and Disclosure Agreement and the LLC Agreement.
     “Trigger Event” shall have the meaning ascribed to such term in the Gathering Agreement.
     “Voting Securities” means, as it relates to a Person, securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
ARTICLE II
ENGAGEMENT OF OPERATOR
2.1 Engagement.
     Owner hereby appoints and retains Operator to manage, operate, and maintain the Gathering System and to administer the business and regulatory affairs of Owner relating to the Gathering System in accordance with the terms and conditions set forth herein, and Operator hereby accepts such appointment.
2.2 Independent Contractor.
     The Parties expressly understand and agree that Operator is acting and shall perform and execute the provisions of this Agreement as an independent contractor unrelated to Owner or any Owner Affiliate, and the work performed by Operator hereunder shall be subject to Owner’s general right of inspection and approval. Nothing in this Agreement is intended to create a relationship, expressed or implied, of employer-employee or principal-agent between Owner and Operator or between Owner and any individual employed or provided to work hereunder by Operator.
2.3 Owner Cooperation.
     Owner shall cooperate with Operator and provide Operator with such information as Operator may reasonably request from time to time in connection with the performance of Operator’s duties hereunder.

ARTICLE III
TERM; RESIGNATION OR REMOVAL OF OPERATOR
3.1 Term.
     This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 3.2 or 3.3 of this Agreement, shall continue until the twentieth (20th) anniversary of the Effective Date; provided, however, (i) Operator shall have the right to terminate this Agreement at any time upon no less than 120 days prior written notice to Owner, if Operator provides a substitute operator acceptable to Owner, as determined in its reasonable discretion, who (A) has experience operating similar assets, (B) has the ability to provide at least the same quality of service as Operator, (C) has the financial ability to perform the obligations hereunder, and (D) is ready, willing and able to execute an operation and maintenance agreement substantially similar to this Agreement and acceptable to Owner, as determined in its reasonable discretion, and (ii) Owner shall have the right to terminate this Agreement at any time upon no less than 120 days prior written notice to Operator.
3.2 Owner Default.
     Operator may terminate this Agreement at any time upon the occurrence of any of the following:
(a)	the dissolution or bankruptcy of Owner;

(b)	Owner fails to pay when due any amount due and payable hereunder, including, without limitation, any interest, fees, reimbursements or indemnifications, and such failure shall continue for a period of 15 days after the due date thereof; or

(c)	other than as set forth in clause (b) above, Owner breaches or fails to observe or perform any material term, condition, or obligation contained in this Agreement and fails to correct, or fails to diligently pursue correction of, such breach within 60 days after receipt of written notice from Operator of any such breach.
If any of the above occurs and Operator elects to terminate this Agreement, then Operator may give a written notice of termination to Owner, which termination shall be effective on the date specified by Operator in such notice, provided that such termination date shall be within 60 days of the date such notice is delivered to Owner. Operator’s notice of breach to Owner under Section 3.2(b) or (c) shall state with particularity the breach alleged by Operator. To the extent Owner disputes the basis for Operator’s notice of breach, then the matter shall be addressed under Section 9.6. Nothing in this Section 3.2 shall be construed to limit or preclude any remedy Operator may have at law or in equity with respect to any material breach by Owner.
3.3 Operator Default.
     Owner may terminate this Agreement at any time upon the occurrence of any of the following:
(a)	the dissolution or bankruptcy of Operator;

(b)	an Operator Change of Control;

(c)	Operator fails to pay when due any amount due and payable hereunder, including, without limitation, any interest, fees, reimbursements or indemnifications, and such failure shall continue for a period of 15 days after the due date thereof; or

(d)	other than as set forth in clause (c) above, Operator breaches or fails to observe or perform any material term, condition, or obligation contained in this Agreement and fails to correct, or fails to diligently pursue correction of, such breach within 60 days after receipt of written notice from Owner of any such breach.
If any of the above occurs and Owner elects to terminate this Agreement, then Owner may give a written notice of termination to Operator, which termination shall be effective on the date specified by Owner in the notice, provided that such termination date shall be within 60 days of the date the notice is delivered to Operator. Owner’s notice of breach to Operator under Section 3.3(c) or (d) shall state with particularity the breach alleged by Owner. To the extent Operator disputes the basis for Owner’s notice of breach, then the matter shall be addressed under Section 9.6. Nothing in this Section 3.3 shall be construed to limit or preclude any remedy Owner may have at law or in equity with respect to any material breach by Operator.
3.4 Cooperation with Owner or Successor Operator.
     Upon the termination of this Agreement, Operator shall cooperate in the transition of operations to Owner or a successor operator and upon Owner’s request, will promptly deliver all books and records and other property (including, without limitation, intellectual property) of Owner to Owner or the successor operator, as applicable.
3.5 Effect of Termination.
     Any termination of this Agreement pursuant to this Article III will release Operator from, and Owner agrees to indemnify Operator against any liability accruing or accrued hereunder after the effective date of termination, except with respect to the obligations and liabilities of Operator that survive termination. Termination of this Agreement shall not relieve the Parties from any liability or obligation accruing or accrued prior to the date of such termination or deprive a Party not in breach (other than a breach which occurs because such Party is rightfully withholding performance in response to a breach by the other Party) of its right to any remedy otherwise available to such Party.
3.6 No Breach.
     No violation of any of the terms or conditions of this Agreement shall be deemed a breach of this Agreement by Owner if and to the extent such violation or failure results, directly or indirectly, from a breach of the Gathering Agreement by Shipper.

ARTICLE IV
DUTIES AS OPERATOR
4.1 Duties as Operator.
     Operator shall be responsible for (1) administering the regulatory, business, and financial affairs of Owner; (2) maintaining the financial and product accounting records of Owner; (3) preparing and distributing financial statements; (4) complying with any and all instructions it receives from Owner with respect to the operation and maintenance of the Gathering System, provided that such instructions are consistent with applicable Laws; (5) performing the requirements and obligations of Owner set forth in the Subject Gathering Agreements; and (6) taking any actions necessary to avoid any exercise of remedies by any shipper under any Subject Gathering Agreement.
     4.1.1 Operation and Maintenance of the Gathering System.
     4.1.1.1 Operation of the Gathering System. Operator shall manage and operate the Gathering System, supervise the operation and maintenance of the Gathering System and the construction and future modifications to the Gathering System, negotiate agreements in Owner’s name with third parties related to the operation of Owner’s business (provided that (i) Owner shall have the right to approve or disapprove any such agreements, and (ii) if approved, except as provided in Section 4.1.2, Owner, and not Operator, shall execute all such agreements), comply with any instructions it receives from Owner with respect to the operation and maintenance of the Gathering System, provided that such instructions are consistent with applicable Laws, and perform all other services and functions related thereto, including, but not limited to, those services and functions listed on Exhibit A, subject to the limits, requirements, and restrictions otherwise set forth in this Agreement.
     4.1.1.2 Maintenance Authority. Subject to the terms, conditions and limitations set forth in this Agreement, Owner hereby authorizes and empowers Operator, and Operator agrees, in the name of and on behalf of Owner, to do and perform any and all acts reasonably necessary for the prudent operation and maintenance of the Gathering System.
     4.1.1.3 Operator Recommendations. In the event that Operator makes a good-faith recommendation in writing regarding an operational issue to Owner, and Owner does not, for any reason whatsoever, approve such recommendation, then Operator shall not be liable and Owner hereby releases and shall indemnify, defend and hold Operator harmless from and against any Claim or Loss that arises from, or is attributable to, the failure to implement such recommendation.
     4.1.1.4 Compliance With Owner Instructions. Notwithstanding anything to the contrary in this Agreement, in the event that Owner instructs Operator to take any action or refrain from taking any action in connection with the operation or maintenance of the Gathering System and Operator in good faith disagrees with Owner because, among other reasons, it is not consistent with prudent operating standards, then Operator shall notify Owner of such disagreement in writing, and Owner hereby releases and shall indemnify, defend and hold Operator harmless from and against any Claim or Loss that arises from, or is attributable to, Operator’s compliance with Owner’s instructions.
     4.1.1.5 Environmental Laws. Operator shall comply in all respects with all Environmental Laws and all Environmental Permits.
     4.1.2 Purchase of Services, Materials and Supplies. Except as otherwise provided below and subject to the limitations herein, Operator shall, on Owner’s behalf and as its agent, purchase or cause to be purchased necessary services, materials and supplies and incur such expenses and enter into such commitments as may be necessary to operate and maintain the Gathering System, including, but not limited to, (i) contracts for the maintenance, repair and replacement of the Gathering System and, if requested by Owner, constructions of additions to the Gathering System; and (ii) contracts for power, fuel, other utilities, and communication facilities as may be necessary in connection with proper operation and maintenance of the Gathering System and for providing adjustments and replacements thereto.
     4.1.3 Personnel. Except as otherwise provided below and subject to the limitations herein, Operator, in its reasonable judgment, shall employ such personnel, with Operator or an Affiliate as their employer, as it may deem necessary to operate and maintain the Gathering System and to provide adjustments and replacements thereto and to perform its other obligations hereunder. In addition to Operator’s or Operator’s Affiliates’ employees who are either full-time or part-time dedicated to operating and maintaining the Gathering System, Operator may: (i) utilize from time to time its other employees or the employees of Operator’s Affiliates in services in connection therewith at a usual and customary rate of compensation; and/or (ii) engage the services of third-party contractors in the performance of such functions.
     4.1.4 Payment of Operating Expenses. Operator shall promptly pay all costs and expenses incurred in operating and maintaining the Gathering System as they become due, and Owner shall reimburse Operator for such costs and expenses in accordance with, and to the extent provided in, Section 5.1.
     4.1.5 Proposed Operating Expense Budget. Operator shall (i) administer and otherwise comply with the budget process set forth in Section 6.6 of the Gathering Agreement and (ii) operate and maintain the Gathering System in compliance with the Proposed Operating Expense Budget established for the Gathering System; provided, however, if Owner instructs Operator to perform any services outside of the scope of the services contemplated in the Proposed Operating Expense Budget, then Owner shall reimburse Operator for the costs and expenses associated therewith.
     4.1.6 Capital Projects. Operator may propose an unbudgeted Capital Project at any time by giving notice to Owner. The notice (the “Capital Project Proposal”) must specifically describe the proposed Capital Project and shall include the following:

     (1) a good-faith estimate of the total cost of engineering, construction, operation, and maintenance of the proposed Capital Project, and preliminary engineering designs and plans, and
     (2) general requirements or provisions for the Capital Project, including construction of the Capital Project and insurance coverage.
Owner shall approve or reject the proposed Capital Project set forth in the applicable Capital Project Proposal within 30 days from the date of receipt of the same, such approval not to be unreasonably withheld, conditioned or delayed. If Owner approves the applicable Capital Project, then Operator shall have the right and authority with respect to the approved Capital Project to make expenditures, or enter into contracts to incur expenditures, without further authorization by Owner, up to the cost approved by Owner with respect to the applicable Capital Project.
     4.1.7 Emergencies. Notwithstanding any provision of this Agreement, in the event of an Emergency, Operator shall proceed with maintenance or repair work or with any other action when necessary to minimize damage and to end the Emergency (“Emergency Work”), without regard to the limits set forth in this Article IV. Operator shall, as soon as reasonably practicable, notify Owner of the existence or occurrence of the Emergency, setting forth the nature of the emergency, the corrective action taken or proposed to be taken, and the actual or estimated cost of such corrective action. Emergency Work shall include only such work as is necessary to immediately address the Emergency and does not include any work necessary to restore the Gathering System or improve the Gathering System in order to permit continued operations.
     4.1.8 Reporting By Operator. Operator shall (by either (i) submitting written reports or (ii) providing Owner with access to Operator’s internet website containing the relevant information, at Operator’s discretion) provide to Owner the following reports, based on the best data available at the time of preparation and subject to revision based on acquisition of more accurate data:
     (1) a daily report of the prior day’s 24 hour volume of natural gas throughput on the Gathering System;
     (2) as soon as available, and in any event within 30 days after the end of each calendar month, a report of environmental, health, or safety incidents that are material or potentially material, including year-to-date data, for such month;
     (3) as soon as available, and in any event within 30 days after the end of each calendar month, a report concerning any government agency inspections, inquiries, citations, or other actions for such month;
     (4) as soon as available, and in any event within 30 days after the end of each calendar month, an operational report on major repairs and other operational details materially affecting the operations of the Gathering System during such month;

     (5) promptly after the sending thereof, all notices and information sent to Shipper (as defined in the Gathering Agreement) under the Gathering Agreement or to any other shipper under any gathering agreement;
     (6) as soon as available, and in any event within 30 days after the end of each calendar month, a monthly operating and financial report which shall be substantially in the form of Exhibit B and shall include such information as reasonably requested by Owner;
     (7) as soon as available, and in any event within 30 days after the end of each Calendar Year, a certificate from the president or chief executive officer of Operator stating that no event or condition exists or has occurred that violates, results in a breach of, or constitutes a default on the part of any Operator Party under, any of the terms, conditions or provisions of any Transaction Document; and
     (8) such other information regarding the Gathering System or the operation and maintenance of the Gathering System as Owner may from time to time reasonably request.
     4.1.9 Commercial Activities. Operator shall negotiate on behalf of Owner all agreements for gathering services provided by Owner; provided that (i) Owner shall have the right to approve or disapprove any such agreements, and (ii) if approved, Owner, and not Operator, shall execute all such agreements. When Operator receives payments or remittances from customers of Owner, Operator shall deposit and promptly forward all such payments or remittances to Owner. Operator shall make no allowances or adjustments in accounts, unless given specific advance authorization by Owner.
     4.1.10 Regulatory Affairs. Operator shall be responsible for preparing and submitting all regulatory filings pertaining to the Gathering System required by any Governmental Authority.
     4.1.11 Devotion of Time. The employees of Operator designated to perform the functions under this Agreement shall devote such time to Owner’s business as necessary to accomplish the responsibilities of Operator as set forth in this Article IV. Owner recognizes that the employees of Operator shall not be obligated to devote full time to Owner’s business and that such employees of Operator may act on behalf of Operator or its Affiliates in activities not associated with this Agreement.
4.2 Standard of Care.
     Operator shall perform its duties and obligations hereunder and its responsibilities as Operator of the Gathering System, (i) in a good and workmanlike manner, (ii) in conformity with the good practices in the natural gas gathering industry, (iii) in accordance with all valid and applicable Laws, including, without limitation, all Environmental Laws and Environmental Permits, (iv) in accordance with the Subject Gathering Agreements, and (v) in accordance with the Proposed Operating Expense Budget.

4.3 Limitation of Authority.
     Notwithstanding anything in this Agreement, Operator shall seek prior approval of Owner prior to taking the following actions:
     4.3.1 Binding Owner. Endorsing the name of Owner on any contract, commercial paper, or instruments of any nature or otherwise creating any obligation binding upon Owner except as expressly permitted under this Agreement.
     4.3.2 Asset Sales. Acquiring or disposing of any assets of Owner in a single transaction or in a series of related transactions, with a fair market value exceeding $100,000, provided, however that Operator is expressly permitted to terminate leases or other contracts in respect of rental equipment regardless of value.
     4.3.3 Material Alteration of Owner’s Business. Altering Owner’s business in a material manner.
     4.3.4 Debt. Incurring any indebtedness on behalf of Owner, except for trade credit incurred by Operator in the ordinary course of business or within its expenditure authority set forth in this Agreement.
ARTICLE V
COST REIMBURSEMENT
5.1 Responsibility for Costs and Expenses.
     Owner shall reimburse Operator for all costs and expenses incurred by Operator relating to the operation and maintenance of the Gathering System incurred in accordance with the terms hereof.
5.2 Procedure.
     5.2.1 Invoicing and Payment. Operator shall invoice Owner, monthly, for all costs and expenses incurred hereunder during the immediately preceding month and, without duplication, in any prior month. Owner shall pay all such amounts prior to the later of (a) 50 days after the end of the month in which the expenses were incurred or (b) 10 days after the date of receipt of each invoice. Invoices received after 1:00 pm local time will be deemed received on the next Business Day. If the day on which any payment is due is not a Business Day, then the relevant payment shall be due upon the immediately succeeding Business Day. Any amounts which remain due and owing after the due date shall bear interest at the lower of the prime rate as published in the “Money Rates” section of The Wall Street Journal plus two percent (2%) per annum and the maximum lawful rate of interest, compounded daily from the date such payment is due until such payment is made. Notwithstanding anything herein to the contrary, any indemnification payments required to be made by a Party hereunder shall be made to the indemnified Party upon receipt by the indemnifying Party of written demand therefor from the indemnified Party.

     5.2.2 Disputes. If a good faith dispute arises as to the amount payable under any invoice issued by Operator, Owner shall pay the amount not in dispute on or before the due date, and if Owner elects to withhold any portion of a payment which otherwise would be due if not for such dispute, Owner shall provide Operator a written notice of such dispute on or before the date such payment is due setting forth, in reasonable detail, its reasons for withholding the disputed amount. If it is subsequently determined, whether by mutual agreement of the Parties or otherwise, that Owner is required to pay all or any portion of the disputed and withheld amounts, then in addition to paying such amounts, Owner shall pay interest accrued on such amounts (including amounts withheld) at the default interest rate described in Section 5.2.1 from the original due date until paid in full.
5.3 Setoff.
     5.3.1 All payments required to be made hereunder by Operator shall be (i) absolute and unconditional, (ii) calculated without reference to any netting, set-off, counterclaim or other right which Operator may have against Owner, including, without limitation, any right to set-off against any amounts owed by Owner under this Agreement or any other Transaction Document, and (iii) made free and clear of and without any deduction for or on account of any such netting, set-off or counterclaim.
     5.3.2 Owner is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to net, set-off and apply any payments owing to Owner against any and all of the obligations of any Operator Party under this Agreement or any other Transaction Document. Owner agrees to promptly notify Operator after any such netting, set-off or application is made; provided that the failure to give such notice shall not affect the validity of such netting, set-off or application.
ARTICLE VI
ACCOUNTING; REPORTS; RECORDS
6.1 Accounting Methods.
     Operator shall keep proper and complete records and books of account, which shall fully and accurately reflect all transactions and other matters relative to Owner’s business as are usually entered into records and books of account, and the same shall be supported by purchase orders, invoices, payrolls or other customary or necessary records pertaining thereto. Owner’s financial books and records shall be kept in accordance with GAAP and shall be maintained on an accrual basis, and Owner shall provide Operator with the applicable income tax provisions. The costs of any audit of Owner’s books or records shall be borne by Owner.
6.2 Financial Statements.
     Operator shall deliver to Owner the financial statements of Owner prepared, in each case, in accordance with GAAP (and subject, where applicable, to normal year-end adjustments) as follows:
(a)	promptly upon availability, and in any event within 30 days after the end of each month, (i) an unaudited balance sheet as of the end of such month; and (ii) an unaudited statement of income or loss for the interim period through such month end;

(b)	promptly upon availability, and in any event within 45 days after the end of each of the first three quarterly periods of each fiscal year, Owner’s balance sheet as of the end of such quarterly period and statements of Owner’s earnings and cash flows for the period from the beginning of the then current fiscal year to the end of such quarterly period; and

(c)	promptly upon availability and in any event within 90 days after the end of each fiscal year, complete financial statements of Owner, together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm selected by Owner, stating that such financial statements have been so prepared. These financial statements shall contain a balance sheet as of the end of such fiscal year and statements of earnings, of cash flows, and of changes in Owner’s equity for such fiscal year, each setting forth in comparative form the corresponding figures for the preceding fiscal year. Owner shall engage an auditor for this purpose no later than 45 days after the end of each fiscal year.
6.3 Accounting and Taxation.
     6.3.1 Maintenance of Accounts. Operator shall perform Owner’s Tax and financial accounting with respect to the Gathering System, except to the extent that Operator is prohibited or prevented from doing so by Law, or by the administrative practice of any taxing office, or by the fact that to do so requires information that is in the possession of Owner, but not of Operator and that Owner cannot legally furnish to Operator (all of which are herein called “Preventing Factors”).
     6.3.2 Preparation of Tax Returns.
     6.3.2.1 Income Tax Returns. Unless otherwise instructed by Owner, Operator shall, on behalf of Owner, (i) provide all the necessary financial and other data for a tax preparer (appointed by Owner) to prepare all Tax Returns for taxes measured or based on income required to be filed by Owner in connection with its ownership and operation of the Gathering System no later than 75 days prior to the filing date for the relevant Tax Return (taking into account all valid extensions approved by Owner prior to filing), (ii) cooperate with Owner and its accountants in their preparation of such Tax Returns and review all modifications to such Tax Returns indicated by Owner, and (iii) help facilitate completion of such Tax Returns by no later than 45 days prior to the filing date for the relevant Tax Return.
     6.3.2.2 Other Tax Returns. Unless otherwise instructed by Owner, Operator shall, on behalf of Owner, (i) prepare and file all Tax Returns and all other regulatory or state filings required to be filed by Owner in connection with its ownership and operation of the Gathering System other than those Tax Returns described in Section 6.3.2.1 no later than the filing date for the relevant Tax Return or other filing (taking into account all valid extensions approved by Owner prior to filing).
     6.3.3 Owner to Supply Information. Upon the request of Operator, Owner shall (except to the extent it is prohibited by Law from doing so) promptly (i) furnish Operator with any information needed by Operator in order to carry out its obligations under Section 6.3, (ii) cooperate with Operator in minimizing Taxes and (iii) execute such agency, power-of-attorney or other similar documents reasonably required by Operator in order to carry out its duties under this Section 6.3. If, at any time, Operator determines that because of one or more Preventing Factors it cannot perform its obligations under Section 6.3, then Operator shall notify Owner in writing, specifying the Preventing Factors concerned and the Taxes and the Governmental Authorities to which such Preventing Factors apply. Any incremental Tax or penalty resulting from Owner’s failure to comply with this Section 6.3.3 shall be the responsibility of Owner.
6.4 Banking.
     6.4.1 Except as provided in Section 6.4.2, all revenues and other funds of Owner shall be deposited in its name in the Owner Revenue Account. Withdrawals from the Owner Revenue Account will be made only by Owner or Persons designated by Owner from time to time. Operator shall have view only access to the Owner Revenue Account. Owner will provide the Operator with copies of reconciled bank statements on a monthly basis, for accounting and audit purposes.
     6.4.2 All Operations Fees (as defined in the Gathering Agreement) shall be deposited in the name of Owner in the Owner Operating Expense Account. Withdrawals from the Owner Operating Expense Account will be made only by Owner, Operator or other Persons designated by Owner from time to time.
     6.4.3 Notwithstanding the foregoing, all funds of Owner will be used solely for the business of Owner. All interest and other benefits pertaining to the Owner Revenue Account and the Owner Operating Expense Account belong to Owner. At no time may Operator commingle the funds in the Owner Revenue Account, the Owner Operating Expense Account or any other bank account of Owner with Operator’s funds or the funds of any other Person, nor may such funds be subject to liens or Claims of any kind in favor of Operator or its creditors.
6.5 Independent Audits.
     Upon reasonable prior written notice to Operator, Owner shall have the right during normal business hours to audit or examine all books and records of Operator to the extent they relate to Operator’s performance hereunder as well as the relevant books of account of Operator’s contractors, relating to the performance of Operator’s obligations under this Agreement. Operator shall cooperate with Owner’s auditors by (i) making the applicable books and records available for inspection by Owner’s auditors, and (ii) making such copies of books and records as may be reasonably requested by such auditors. In no event shall Owner’s audits unreasonably interfere with Operator’s operations. Owner will be responsible for all costs of any such audit; provided that if, in any audit, Owner discovers overpayments by Owner of at least $250,000 in the aggregate (“Material Overpayment”), Operator will reimburse Owner for such Material Overpayment and all reasonable costs incurred by Owner in connection with such audit (“Audit Costs”). Owner shall have up until two years after the close of a Calendar Year in which to make an audit of Operator’s records for such Calendar Year. Except for any bill or statement with respect to which an Adjustment Claim is made within the two-year audit period, the bills and statements rendered for the Calendar Year prior to such two-year audit period shall be conclusively established as correct. An “Adjustment Claim” shall mean a written claim by Owner to Operator requesting a refund or other financial adjustment in respect of any overpayment by Owner (including in the case of a Material Overpayment, all Audit Costs) and setting forth in reasonable detail the basis for such claim. Operator shall, within 10 days of receipt of an Adjustment Claim, provide Owner with the requested refund or other financial adjustment; provided that if Operator shall dispute in good faith some or all of the amounts set forth in such Adjustment Claim, Operator may elect to withhold any disputed amounts, pending resolution of the dispute. If the Parties shall fail to resolve their dispute with respect to the remaining Adjustment Claim amount within 15 Business Days, Owner may, at its sole option, refer such dispute for resolution in accordance with the terms of Section 9.6. Unless otherwise resolved by the Parties, any bill or statement that is the subject of an Adjustment Claim shall be conclusively established as correct if dispute resolution procedures have not been initiated under Section 9.6 of this Agreement within 180 days of the submission of an Adjustment Claim. Any and all information pertaining to Operator and its business that is disclosed to Owner or discovered by Owner in connection with any audit hereunder shall be subject to the Confidentiality and Disclosure Agreement without regard to whether it has been designated as such and Owner shall be subject to the same restrictions and standard of care set forth therein with respect to Operator’s confidential information.
6.6 Credit Inquiries.
     If a customer, vendor, or other Person requests financial information concerning Owner, Operator may provide such customer, vendor, or Person a certificate or affidavit, on behalf of Owner, to the effect that Owner owns the Gathering System, free and clear of any mortgage or other liens or encumbrances except for (1) encumbrances consisting of zoning or planning restrictions, servitudes, permits, and other restrictions or limitations on the use of immovable property that do not materially detract from the value of, or impair the use of, the Gathering System by Owner in the operation of its business, (2) liens arising by operation of law in the ordinary course of business and in an aggregate amount that is not material in relation to the value of the Gathering System, (3) liens for current taxes, assessments, or governmental charges or levies, and (4) such other liens or encumbrances, if any, of which Operator has actual knowledge at the time.

ARTICLE VII
FORCE MAJEURE
7.1 Procedure.
     If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to indemnify and to make payments then or thereafter due hereunder, upon such Party giving notice and full particulars of such Force Majeure in writing to the other Party as soon as reasonably possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement. Such notifying Party must also provide notice of the date of termination of such Force Majeure event. A Force Majeure event affecting the performance by either Party shall not relieve it of liability in the event of its negligence, where such negligence was a cause of the Force Majeure event, or in the event of its failure to use commercially reasonable efforts to remedy the situation and remove the cause with all reasonable dispatch.
7.2 Strikes.
     It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of the Party directly involved in the strike or lockout, and that the above requirement that any Force Majeure must be remedied with all reasonable dispatch will not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party having the difficulty.
ARTICLE VIII
INSURANCE AND INDEMNIFICATION
8.1 Operator Insurance.
     8.1.1 Operator, with respect to Operator’s activities provided for under this Agreement, shall maintain the following insurance coverage with responsible insurance carriers and/or through a program of self-insurance:
(a)	Workers’ Compensation. Operator shall maintain statutory worker’s compensation insurance, covering all of its and its Affiliates’ employees and statutory employees, in accordance with the benefits afforded by the statutory Worker’s Compensation Acts applicable to the state, territory, or district of hire, supervision, or place of accident. In addition, Operator shall maintain employer’s liability insurance with a limit of not less than one million dollars ($1,000,000) each accident, one million dollars ($1,000,000) disease each employee, and one million dollars ($1,000,000) disease policy limit. Where not prohibited by law, Operator shall waive its right of subrogation against Owner.

(b)	Commercial General Liability Insurance. Operator shall maintain Commercial General Liability Insurance covering its operations under this Agreement including, without limitation, bodily injury, death, property damage, independent contractors, products/completed operations, contractual, and personal injury liability, with a limit of not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the annual aggregate.

(c)	Commercial Automobile Insurance. Operator shall maintain Commercial Automobile Insurance coverage, including, without limitation, bodily injury and property damage for owned, hired, rented, and non-owned automotive equipment with a limit of not less than one million dollars ($1,000,000) per accident.

(d)	Umbrella Liability Insurance. Operator shall maintain Umbrella Liability Insurance coverage covering in excess of (a), (b), and (c) above, excluding Worker’s Compensation, in the amount of ten million dollars ($10,000,000).
     8.1.2 To the extent of the liabilities assumed by Operator in this Agreement, Operator shall name Owner Indemnified Parties as additional insured on all insurance policies, except Workers’ Compensation. The Owner Indemnified Parties’ additional insured status will not limit the application of insurance protection as required by this Agreement which arises out of the Operator’s indemnity obligations. These policies shall provide primary coverage for claims in which Operator has agreed to hold harmless and/or to indemnify the Owner Indemnified Parties. No “other insurance” clause may be invoked by any insurer. This coverage shall apply whether or not the indemnification is valid. Operator shall have its insurer(s) waive its right of subrogation against Owner Indemnified Parties on all insurance carried. Unless expressly stated to the contrary elsewhere in this Agreement or prohibited by applicable law or legal statute, Operator’s indemnification obligations under this Agreement shall not be limited by amount or in scope to coverage provided by insurance which is required under this Agreement.
     8.1.3 Upon request, Operator agrees to furnish to Owner certificates of insurance or other evidence satisfactory to Owner to demonstrate that the required insurance has been procured and is in force. The certificate shall accurately reflect the required insurance coverages and shall provide that in the event of modification, expiration, cancellation or material change in a policy affecting the certificate holder, thirty days prior written notice shall be given to the certificate holder. Operator waives all rights against Owner for recovery of damages to the extent such damages are covered by the insurance maintained in accordance with this Section 8.1.
8.2 Contractors.
     Operator shall attempt to obtain reasonable indemnification and insurance protection from contractors performing services for Owner to protect Owner and Operator. Operator shall require each of its contractors to carry insurance coverage substantially equivalent to the insurance required of Operator above, and to include provisions for its contractors to name Owner and Operator as additional insureds, with the exception of Workers’ Compensation Insurance, and state that such policies will be primary to and non-contributory with any other insurance maintained by Operator and Owner. With respect to Workers’ Compensation

Insurance, the applicable contractor shall be required to cause its insurers to wave all rights of recovery or subrogation against Owner and Operator, where not prohibited by law.
8.3 Notice of Claims.
     In the event that Operator receives notice, either in writing or orally, of an asserted or threatened Liability Claim against Operator or Owner, Operator shall provide Owner within 10 days of receipt of such Liability Claim a copy of any demand letter, petition, or similar documentation of the Liability Claim.
8.4 Mutual Release and Indemnification.
     8.4.1 Owner’s Indemnification. Subject to the terms of this Agreement, including, without limitation, Section 9.7 of this Agreement, Owner shall indemnify, defend, and hold harmless the Operator Indemnified Parties from and against all Claims and Losses arising out of or relating to (i) allegations of death or bodily injury or damage to property, to the extent arising out of or resulting from the negligence, gross negligence or willful misconduct of Owner, its Affiliates or its or their respective officers, directors, employees, or contractors in connection with this Agreement or the performance hereof; provided that Owner shall not be required to indemnify the Operator Indemnified Parties against such Claims and Losses to the extent such Claims and Losses are attributable to the acts or omissions of any Operator Indemnified Parties, (ii) any breach of this Agreement by Owner, and (iii) any agreements relating to the Gathering System between Owner and third parties not affiliated with the Operator Parties. The duty to indemnify, defend and hold harmless under this Section 8.4.1 shall continue in full force and effect, notwithstanding the expiration or early termination of this Agreement, with respect to any Claims or Losses based on facts or conditions that occurred prior to such expiration or termination.
     8.4.2 Operator’s Indemnification. Subject to the terms of this Agreement, including, without limitation, Section 9.7 of this Agreement, Operator shall indemnify, defend, and hold harmless the Owner Indemnified Parties from and against all Claims and Losses arising out of or relating to (i) allegations of death or bodily injury or damage to property, to the extent arising out of or resulting from the negligence, gross negligence or willful misconduct of Operator, its Affiliates or its or their respective officers, directors, employees, or contractors in connection with this Agreement or the performance hereof; provided that Operator shall not be required to indemnify the Owner Indemnified Parties against such Claims or Losses to the extent such Claims or Losses are attributable to the acts or omissions of any Owner Indemnified Party, and (ii) any breach of this Agreement by Operator. The duty to indemnify, defend and hold harmless under this Section 8.4.2 shall continue in full force and effect, notwithstanding the expiration or early termination of this Agreement, with respect to any Claims or Losses based on facts or conditions that occurred prior to such expiration or termination.

ARTICLE IX
GENERAL PROVISIONS
9.1 Notices.
     Except as specifically provided otherwise herein, any notice, claim, or other communication provided for in this Agreement or any notice that either Party may desire to give to the other shall be in writing and shall be: (i) sent by facsimile transmission; (ii) delivered by hand; (iii) sent by United States mail with all postage fully prepaid; or (iv) delivered by courier with charges paid in accordance with the customary arrangements established by such courier, in each of the foregoing cases addressed to the Party at the following addresses:

To Owner:	Piñon Gathering Company, LLC
c/o TCW Asset Management Company
333 Clay Street, Suite 4150
Houston, Texas 77002
Attention: Clay Taylor
Fax Number: 713.615.7460

with a copy to:	TCW Asset Management Company
865 South Figueroa Street, Suite 1800
Los Angeles, California 90017
Attention: R. Blair Thomas
Fax Number: 213.244.0604

To Operator:	SandRidge Midstream, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102-6406
Attention: Midstream — Manager of Administration
Fax Number: 405.429.5990
or at such other address as either Party may at any time designate by giving written notice to the other Party. Such notices, invoices, allocation statements, claims, or other communications shall be deemed received as follows: (i) if delivered personally, upon delivery; (ii) if sent by United States mail, whether by express mail, registered mail, certified mail or regular mail, the notice shall be deemed to have been received on the day receipt is refused or is confirmed orally or in writing by the receiving Party; (iii) if sent by a courier service, upon delivery; or (iv) if sent by facsimile, the Business Day following the day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party.
9.2 Rights.
     The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

9.3 Applicable Laws.
     This Agreement is subject to all valid present and future laws, regulations, rules, and orders of governmental authorities now or hereafter having jurisdiction over the Parties, this Agreement, any of the transactions contemplated hereby or the Gathering System.
9.4 Rules of Construction.
     In construing this Agreement, the following principles shall be followed:
     9.4.1 no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;
     9.4.2 examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
     9.4.3 the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions; and
     9.4.4 the plural shall be deemed to include the singular and vice versa, as applicable.
9.5 Governing Law.
     This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles that would require the application of the laws of any other jurisdiction.
9.6 Dispute Resolution.
     9.6.1 Negotiation. Prior to submitting any dispute for resolution by a court, a Party shall provide written notice to the other of the occurrence of such dispute. If the Parties have failed to resolve the dispute within 15 Business Days after such notice was given, the Parties shall seek to resolve the dispute by negotiation between senior management personnel of each Party. Such personnel shall endeavor to meet and attempt to amicably resolve the dispute. If the Parties are unable to resolve the dispute for any reason within 30 Business Days after the original notice of dispute was given, then either Party shall be entitled to pursue any remedies available at law or in equity; provided, however, this Section 9.6.1 shall not limit a Party’s right to initiate litigation prior to the expiration of the time periods set forth herein of such limitations would prevent a Party from filing a lawsuit or claim within the applicable period for filing lawsuits (e.g. statutes of limitation, prescription, etc.).
     9.6.2 Jurisdiction and Venue.
     9.6.2.1 Each Party agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in

Houston or Dallas, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.
     9.6.2.2 Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in paragraph (a) above. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     9.6.3 Jury Waiver. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, THE RIGHT TO A JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.6.4 Costs and Expenses. The prevailing Party in any litigation pertaining to any dispute hereunder shall be entitled to recover its reasonable costs, expenses, and attorney’s fees in connection with such litigation.
9.7 Limitation of Liability.
     Notwithstanding anything in this agreement to the contrary, neither Party shall be liable to the other Party for special, indirect, consequential, punitive, or exemplary damages suffered by such Party resulting from or arising out of this Agreement or the breach thereof or under any other theory of liability, whether tort, negligence, strict liability, breach of contract, warranty, indemnity, or otherwise, including, without limitation, loss of use, increased cost of operations, loss of profit or revenue, or business interruptions. In furtherance of the foregoing, each Party releases the other Party and waives any right of recovery for special, indirect, consequential, punitive, or exemplary damages suffered by such Party regardless of whether any such damages are caused by the other Party’s negligence (and regardless of whether such negligence is sole, joint, concurrent, active, passive, or gross negligence), fault, or liability without fault.
9.8 Entirety of Agreement, Amendments.
     This Agreement, including, without limitation, all exhibits hereto, and the other Transaction Documents integrate the entire understanding between the Parties with respect to the subject matter covered and supersede all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.
9.9 Waivers.
     No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.
9.10 Exhibits.
     Exhibits A and B are made a part of this Agreement and incorporated herein by this reference.
9.11 Headings.
     The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.
9.12 Rights and Remedies.
     Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies, and defenses to which such Party is or may be entitled arising from or out of this Agreement or as otherwise provided by law.
9.13 Assignment.
     Operator shall not make any assignment of all or any part of this Agreement or any of the rights or obligations hereunder unless there first shall have been obtained the written consent thereto of Owner, which consent shall not be unreasonably withheld, conditioned, or delayed. Owner shall not make any assignment of all or any part of this Agreement or any of the rights or obligations hereunder except in connection with the sale or conveyance of all or any part of the Gathering System. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties. Any attempted assignment of this Agreement in violation of this Section 9.13 shall be null and void.
9.14 Counterparts.
     This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, and all of which shall be deemed one and the same Agreement.
9.15 No Third Party Beneficiary.
     Except for parties indemnified hereunder, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third-party beneficiary of this Agreement.
9.16 Further Assurances.
     Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.
     IN WITNESS WHEREOF, authorized representatives of the Parties have executed this Agreement to be effective on the Effective Date.

OPERATOR: SANDRIDGE MIDSTREAM, INC.
By:	/s/ Richard J. Gognat
Richard J. Gognat
Senior Vice President

OWNER: PIÑON GATHERING COMPANY, LLC
By:	TCW Asset Management Company, its Manager:

By:	/s/ Clayton R. Taylor
Clayton R. Taylor
Vice President

By:	/s/ Kurt A. Talbot
Kurt A. Talbot
Managing Director